861974v1                                                             Exhibit 2.2


                                 FIRST AMENDMENT

                                       TO

                            ASSET PURCHASE AGREEMENT


          FIRST AMENDMENT dated as of July 12, 1999 (this "Amendment") to ASSET PURCHASE AGREEMENT dated as of May 25, 1999 (the "Agreement") among Allegiance Healthcare Corporation, a Delaware corporation ("Buyer"), Isolyser Company, Inc., a Georgia corporation ("Parent"), and MedSurg Industries, Inc., a Georgia corporation ("MedSurg").

                              W I T N E S S E T H:

          WHEREAS, the parties have entered into the Agreement whereby Parent and MedSurg have agreed to sell, and Buyer has agreed to purchase, certain of the assets of the Business (capitalized terms not defined herein having the meanings ascribed to them in the Agreement); and

          WHEREAS,   the  parties  hereto  desire  to  amend  the  Agreement  as hereinafter described.

          NOW, THEREFORE, in consideration of the premises and the covenants and other agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be contractually bound, hereby agree as follows:

          1. Amendment of Section 3.1 to the Agreement.

          Section 3.1 shall to the Agreement is hereby amended and replaced with the following:

                    " 3.1 Purchase Price. The purchase price for the Purchased Assets (the "Purchase Price") shall be equal to $31,300,000 (the
          "Preliminary Purchase Price"), as adjusted pursuant to Section 3.2 below. The Purchase Price shall be paid by Buyer in cash pursuant to
          Section 4.2 hereof."

          2. Deletion of Section 3.5 to the Agreement.

          Section 3.5 to the Agreement shall be deleted in its entirety including any definitions solely used and set forth in such section and listed in Article I.

          Section 3.5 to the Agreement is hereby  replaced  with the  following:

          "[This Section intentionally left blank]"

          3. Amendment of Section 4.6 to the Agreement.

          Section 4.6 to the Agreement is hereby amended and replaced in its entirety with the following:

                    "4.6. Payments in Connection with Certain Personal Property Leases.

          Notwithstanding anything to the contrary, including Section 2.1(d), Buyer and Parent hereby agree that (i) the leases set forth as items 1 and 2 on
Schedule 5.14 shall not be assigned by Parent to Buyer and therefore, shall not be part of the Purchased Assets and (ii) with respect to such leases, Parent shall make and be responsible for the timely payment of the amounts set forth in Exhibit H to the Agreement and Parent shall invoice Buyer for such payments. Buyer shall promptly pay such invoiced amounts to Parent."

          4. Addition of Section 8.9 to the Agreement.

          The following new Section 8.9 shall be added to the Agreement:

               "Section 8.9. Orex Towel Arrangement. Parent shall sell to Buyer OREX(R) towels (collectively, the "Towels") set forth on Exhibit A to the First Amendment to the Agreement out of Parent's existing inventory of such Towels at the discounted price per towel set forth on such Exhibit until July 1, 2001. If at July 1, 2001, Buyer has not enjoyed at least $500,000 of savings in discounted pricing on such Towels, Parent shall pay to Buyer the lesser of (x) $150,000 or (y) the difference between $500,000 and the present value of the savings enjoyed by Buyer at a discount rate of 10% as of July 12, 1999 in connection with the purchase of Towels."

          5. Replacement of Certain Schedules.

          The parties hereto agree that Schedule 2.4(B) to the Agreement is replaced in its entirety by Schedule 2.4(B) attached to this Amendment as Exhibit B and that such new Schedule shall be a part of the Agreement with the same force and effect as though attached to the Agreement at the time of execution thereof.

          6. Miscellaneous.

          Upon the execution and delivery hereof, the Agreement shall thereupon be deemed to be amended as hereinabove set forth as fully and with the same effect as though such amendments were set forth in the Agreement when executed and delivered, and this Amendment and the Agreement shall henceforth be read, taken and construed as one and the same instrument. Except as otherwise provided in this Amendment, the Agreement shall continue in full force and effect.


          IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first above written.


                                      ALLEGIANCE HEALTHCARE CORPORATION

                                      By: ______________________________________
                                          Name:
                                          Title:




                                      ISOLYSER COMPANY, INC.

                                      By: ______________________________________
                                          Name:
                                          Title:




                                      MEDSURG INDUSTRIES, INC.


                                      By: ______________________________________
                                          Name:
                                          Title:




::ODMA\PCDOCS\CHICAGO4\900499\3
861974v1